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                                                                    Exhibit 23.7

                       Consent of Warburg Dillon Read LLC

      We hereby consent to the use of Annex IV containing our opinion letter dated May 17, 1998 to the Board of Directors of Viking Office Products Inc., a California corporation, in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the merger of VK Acquisition Corp., a California corporation and a wholly-owned subsidiary of Office Depot, Inc., a Delaware corporation, with and into Viking Office Products, Inc. and to the references to our firm in such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act promulgated thereunder. Pursuant to a business combination effective June 29, 1998, SBC Warburg Dillon Read Inc.'s successor became Warburg Dillon Read LLC.

                                          Warburg Dillon Read LLC



New York, New York
July 21, 1998